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                                                                     Exhibit 8

                                                                April 29, 1994

Board of Directors
L.S.B. Bancshares, Inc. of South Carolina
309 Columbia Avenue
Lexington, South Carolina 29071

Board of Directors
BB&T Financial Corporation
223 West Nash Street
Wilson, North Carolina 27893

Gentlemen:

You have requested our opinion as to the federal and South Carolina income tax consequences resulting from a plan pursuant to which L.S.B. Bancshares, Inc. of South Carolina ("LSB") will be merged with and into BB&T Financial Corporation of South Carolina ("BB&T Financial-SC"), a wholly-owned subsidiary of BB&T Financial Corporation ("BB&T Financial"), whereupon the separate existence of LSB will cease (the "Merger"). Pursuant to the Merger, the shareholders of LSB will receive newly issued shares of BB&T Financial common stock ("BB&T Financial Common Stock") in exchange for their LSB common stock ("LSB Stock"). After the Merger, and after any interim steps as may be necessary or advisable, Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a wholly-owned subsidiary of BB&T Financial-SC, and The Community Bank of South Carolina ("Community"), a wholly-owned subsidiary of LSB will be merged with and into The Lexington State Bank ("Lexington"), another wholly-owned subsidiary of LSB (the "Bank Mergers").

You have submitted for our consideration certain representations as to the proposed transaction, which are specifically referred to below, and a copy of the Agreement and Plan of Reorganization dated as of December 7, 1993 (the "Plan"), as amended, and a related Plan of Merger ("Plan of Merger"). Our opinion is based on a review of the information above and certain assumptions of fact. It is also based on existing tax law and authorities that are subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the list of steps submitted to us.

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Board of Directors
April 29, 1994
Page 2


Facts

BB&T Financial, a North Carolina corporation, is a registered bank holding company headquartered in Wilson, North Carolina and the parent holding company of Branch Banking and Trust Company, a North Carolina chartered bank subsidiary, and, through BB&T Financial-SC (which is a wholly-owned subsidiary of BB&T Financial), BB&T-SC, a South Carolina chartered banking corporation headquartered in Greenville, South Carolina. BB&T Financial has authorized two classes of capital stock, consisting of common and nonvoting preferred. Common shareholders are entitled to one vote for each share of stock held.

LSB, a South Carolina corporation headquartered in Lexington, South Carolina, is also a registered bank holding company. Its authorized capital stock consists of one class of common stock. Common shareholders are entitled to one vote for each share of stock held. Lexington and Community are South Carolina chartered banking corporations and wholly-owned subsidiaries of LSB.

For valid business purposes, pursuant to the Plan, LSB will be merged with and into BB&T Financial-SC, with BB&T Financial-SC as the surviving entity. Each share of LSB Stock will be converted into a number of newly issued shares of BB&T Financial Common Stock based on the Exchange Ratio, as defined in the Plan. The Exchange Ratio will be determined by dividing the Adjustment Factor, equal to 2.25 times the LSB Book Value per Share (as defined in the Plan), by the average of the reported closing prices per share of BB&T Financial Common Stock on the NASDAQ National Market System (trading symbol "BBTF") on the ten trading days ending on the tenth business day prior to the effective date of the Merger (the "BB&T Financial Average Closing Price"), subject to certain adjustments. In determining the Exchange Ratio, the BB&T Financial Average Closing Price can generally not be less than $30.50 or exceed $36.00.

Under South Carolina law, shareholders of LSB will have dissenters' rights in connection with the Merger. Shareholders who properly exercise their dissenters' rights will be entitled to receive the fair value of their shares from LSB in accordance with Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. A record holder of LSB's Stock may assert dissenters' rights as to fewer than all shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies LSB in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

No fractional shares of BB&T Financial Common Stock will be issued in connection with the Merger. Instead, cash will be paid in lieu of fractional shares in an amount equal to the product of the fractional share multiplied by the BB&T Financial Average Closing Price.

























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Board of Directors
April 29, 1994
Page 3


The Merger and the Bank Mergers are subject to the receipt of regulatory approval from appropriate parties, including the Board of Governors of the Federal Reserve System, the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation.

In addition to the foregoing statement of facts, the following representations have been made:

     (a) The fair market value of BB&T Financial Common Stock and other consideration received by the shareholders of LSB will be approximately equal to the fair market value of LSB Stock surrendered in the Merger.

     (b) There is no plan or intention by the shareholders of LSB to sell, exchange or otherwise dispose of any of the BB&T Financial Common Stock received in the Merger.

     (c) BB&T Financial-SC will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by LSB immediately prior to the Merger. For purposes of this representation, amounts used by LSB to pay its reorganization expenses, amounts paid by LSB to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by LSB immediately preceding the Merger will be included as assets of LSB held immediately prior to the Merger.

     (d) Prior to the Merger, BB&T Financial will be in control of BB&T Financial-SC within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the "Code").

     (e) Following the Merger, BB&T Financial-SC will not issue additional shares of its stock that would result in BB&T Financial losing control of BB&T Financial-SC within the meaning of Section 368(c).

     (f) BB&T Financial has no plan or intention to reacquire any of its stock issued in the Merger, except that LSB shareholders receiving BB&T Financial Common Stock in the Merger will not be precluded from participating in any stock repurchase programs currently offered by BB&T Financial or adopted by BB&T Financial subsequent to the Merger.

     (g) BB&T Financial has no plan or intention to liquidate BB&T Financial-SC; to merge BB&T Financial-SC with and into another corporation; to sell or otherwise dispose of the stock of BB&T Financial-SC; or to cause BB&T Financial-SC to sell any of the assets of LSB acquired in the Merger.

     (h) The liabilities of LSB assumed by BB&T Financial-SC and the liabilities to which the transferred assets of LSB are subject were incurred by LSB in the ordinary course of its business.



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Board of Directors
April 29, 1994
Page 4


     (i) Following the Merger, BB&T Financial-SC will continue the historical business of LSB or use a significant portion of LSB's business assets in a business.

     (j) BB&T Financial, BB&T Financial-SC, LSB and the shareholders of LSB will pay their respective expenses, if any, incurred in connection with the Merger, except that BB&T Financial has agreed to pay the reasonable expenses of LSB in the event of termination of the Plan, unless LSB has materially breached such Plan.

     (k) There is no intercorporate indebtedness existing between BB&T Financial, BB&T Financial-SC and LSB that was issued, acquired, or will be settled at a discount.

     (l)  No two parties to the Merger are investment companies as defined in
     Section 368(a)(2)(F)(iii) and (iv).

     (m) The fair market value of the assets of LSB transferred to BB&T Financial-SC will equal or exceed the sum of the liabilities assumed by BB&T Financial-SC, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n) LSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (o) The payment of cash in lieu of fractional shares of BB&T Financial Common Stock is not separately bargained for consideration, rather it is merely to save the expense and inconvenience of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one percent of the total consideration paid in the transaction and no LSB shareholder will receive cash for more than one share of BB&T Financial Common Stock.

     (p) None of the compensation received by any shareholder-employees of LSB will be separate consideration for, or allocable to, any of their shares of LSB Stock; none of the shares of BB&T Financial Common Stock received by any shareholder-employee of LSB will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of LSB will be for services actually rendered either prior to or following the merger and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (q)  No stock of BB&T Financial-SC will be issued in the Merger.

     (r) The fair market value of Lexington Stock received by BB&T Financial-SC, the sole shareholder of BB&T-SC and Community, will by approximately equal to the fair market value of BB&T-SC and Community Stock surrendered in the Bank Mergers.









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Board of Directors
April 29, 1994
Page 5


     (s) There is no plan or intention by the shareholder of BB&T-SC and Community to sell, exchange or otherwise dispose of any of the Lexington Stock received in the Bank Mergers.

     (t) Lexington has no plan or intention to reacquire any of its stock issued in the Bank Mergers.

     (u) Lexington has no plan or intention to sell or otherwise dispose of any of the assets of BB&T-SC or Community acquired in the Bank Mergers, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

     (v) The liabilities of BB&T-SC and Community assumed by Lexington and the liabilities to which the transferred assets of BB&T-SC and Community are subject were incurred by BB&T-SC and Community in the ordinary course of business.

     (w) Following the Bank Mergers, Lexington will continue the historical business of BB&T-SC and Community or use a significant portion of the historic business assets of BB&T-SC and Community in a business.

     (x) Lexington, BB&T-SC, Community and BB&T Financial-SC will pay their respective expenses, if any, incurred in connection with the Bank Mergers.

     (y) There is no intercorporate indebtedness existing between either BB&T-SC or Community and Lexington that was issued, acquired, or will be settled at a discount.

     (z) No two parties to the Bank Mergers are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

     (aa) The fair market value of the assets of BB&T-SC transferred to Lexington will equal or exceed the sum of the liabilities assumed by Lexington, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (bb) The fair market value of the assets of Community transferred to Lexington will equal or exceed the sum of the liabilities assumed by Lexington, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (cc) Neither BB&T-SC nor Community is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.











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Board of Directors
April 29, 1994
Page 6

     (dd) The total adjusted basis of the assets of BB&T-SC transferred to Lexington will equal or exceed the sum of the liabilities assumed by Lexington, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (ee) The total adjusted basis of the assets of Community transferred to Lexington will equal or exceed the sum of the liabilities assumed by Lexington, plus the amount of liabilities, if any, to which the transferred assets are subject.


Opinion

FEDERAL INCOME TAX CONSEQUENCES
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Based solely on the above facts and representations, it is our opinion that:

(1) Provided that the merger of LSB with and into BB&T Financial-SC, as contemplated by the Plan, qualifies as a statutory merger under South Carolina law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

(2) Each of LSB, BB&T Financial-SC and BB&T Financial will be a party to the reorganization within the meaning of Section 368(b).

(3) No gain or loss will be recognized by LSB upon the transfer of its assets, subject to its liabilities to BB&T Financial-SC in the Merger. Sections 357(a) and 361(a).

(4) No gain or loss will be recognized by BB&T Financial-SC upon the receipt of the assets of LSB, subject to LSB's liabilities in the Merger. Rev. Rul. 57-278,1957-1 C.B. 124.

(5) The basis of the assets of LSB in the hands of BB&T Financial-SC will be the same as the basis of such assets in the hands of LSB immediately prior to the Merger. Section 362(b).

(6) The holding period of the assets of LSB in the hands of BB&T Financial-SC will include the period during which such assets were held by LSB immediately prior to the Merger. Section 1223(2).

(7) No gain or loss will be recognized by the shareholders of LSB upon receipt of BB&T Financial Common Stock (including any fractional share interests to which they may be entitled) solely in exchange for their holdings of LSB Stock. Section 354(a)(1).




























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Board of Directors
April 29, 1994
Page 7

(8) The basis of the BB&T Financial Common Stock to be received by the shareholders of LSB (and any fractional share interests to which they may be entitled) will be the same as the basis in the LSB Stock surrendered in the exchange. Section 358(a)(1).

(9) The holding period of the BB&T Financial Common Stock received by the shareholders of LSB (and any fractional share interests to which they may be entitled) will include the holding period of the LSB Stock prior to the exchange, provided that the LSB Stock is held as a capital asset in the hands of the shareholders of LSB on the date of the exchange. Section 1223(1).

(10) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by BB&T Financial-SC following the Merger.

(11) The payment of cash in lieu of fractional share interests of BB&T Financial Common Stock will be treated as if the fractional shares of BB&T Financial Common Stock were distributed as part of the exchange to LSB shareholders and then redeemed by BB&T Financial. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul.66-365, 1966-2 C.B. 116 and Rev. Proc.77-41, 1977-2 C.B.
     574.

(12) Where an LSB shareholder receives cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her LSB Stock subject to the provisions and limitations of Section 302 of the Code.

(13) Provided that the mergers of BB&T-SC and Community with and into Lexington, as contemplated by the Plan, qualify as one or more statutory mergers under South Carolina law, the Bank Mergers will constitute one or more reorganizations within the meaning of Section 368(a)(1)(A) of the Code.

(14) Each of Lexington, BB&T-SC and Community will be a party to the reorganization(s) within the meaning of Section 368(b).

(15) No gain or loss will be recognized by BB&T-SC or Community upon the transfer of its assets, subject to its liabilities, to Lexington in the Bank Mergers. Sections 357(a) and 361(a).















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Board of Directors
April 29, 1994
Page 8

(16) No gain or loss will be recognized by Lexington upon the receipt of the assets of BB&T-SC and Community, subject to the respective liabilities of BB&T-SC and Community in the Bank Mergers. Section 1032(a).

(17) The basis of the assets of BB&T-SC and Community in the hands of Lexington will be the same as the basis of such assets in the hands of BB&T-SC and Community immediately prior to the Bank Mergers. Section 362(b).

(18) The holding period of the assets of BB&T-SC and Community in the hands of Lexington will include the period during which such assets were held by BB&T-SC and Community immediately prior to the Bank Mergers. Section 1223(2).

(19) No gain or loss will be recognized by BB&T Financial-SC as a result of the Bank Mergers. Section 354(a)(1).

(20) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Lexington following the Bank Mergers.


SOUTH CAROLINA INCOME TAX CONSEQUENCES
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It is our opinion that the State of South Carolina will, for South Carolina income tax purposes, treat the Merger and the Bank Mergers in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. S.C. Code 12-7-20(11).



                                       Sincerely,


                                       KPMG Peat Marwick



                                       Sheldon M. Fox, Partner